CUSIP No. 16944J 10 3

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 0)*

         China Tel Group, Inc.
(Name of Issuer)

                                                               Series A and Series B Common Stock
(Title of Class of Securities)

Kenneth L. Waggoner, 12526 High Bluff Drive, Suite 155, San Diego, California 92130, (760) 230-8986
(Name, Address and Telephone Number of Person‘s Authorized to Receive Notices and Communications)

                  August 19, 2008
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule including all exhibits.  See §240.13d-7 for other parties to whom copies are to be sent.

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover pages.

The information required on the reminder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 16944J 10 3

1.  Names of Reporting Persons.

     I.R.S. Identification Nos. of above persons (entities only).

George Alvarez.

2.  Check the Appropriate box if a Member of a Group (See Instructions)

(a)	Not applicable.

(b)	Not applicable.

3.  SEC Use Only

4.  Source of Funds (See Instructions)

IN as to the ownership by George Alvarez of Series A Common Stock of the Company (“A Shares”), and OO as to the ownership by Mr. Alvarez of the Series B Common Stock of the Company (“B Shares”).

5.  Check if Disclosure of Legal Proceedings Is Requested Pursuant to Items 2(d) or 2(e)

None.

6.  Citizenship or Place of Organization

Citizen of the United States of America.

7.	Sole Voting Power

George Alvarez has sole voting power of 47,700 A Shares and of 66,909,089 B Shares.

CUSIP No. 16944J 10 3

8.	Shared Voting Power

None as to either the A Shares or the B Shares.

9.	Sole Dispositive Power

Mr. Alvarez has sole dispositive power of the 47,700 A Shares.  Mr. Alvarez has no dispositive power of the 66,909,089 B Shares.

10.	Shared Dispositive Power

Mr. Alvarez does not share dispositive power as to his A Shares.  He has no dispositive power as to his B Shares.

11.	Aggregate Amount Beneficially Owned by Each Reporting Person

Mr. Alvarez’ aggregate amount of beneficially owned common stock of the Company is 66,956,789 shares.

12.	Check if the Aggregate Amount in Row (11) excludes Certain Shares

There are no excluded shares.

13.	Percent of Class Represented by Amount in Row (11)

A Shares: Less than 1%.  B Shares: approximately 50%.

14.  Type of Reporting Person

HC.

ITEM 1.  SECURITY AND ISSUER.

This statement on Schedule 13D (“Statement”) relates to the Series A and Series B Common Stock of China Tel Group, Inc., a Nevada corporation (“Company”).  The principal executive office of the Issuer is 12526 High Bluff Drive, Suite 155, San Diego, California 92130.

ITEM 2.  IDENTITY AND BACKGROUND.

(a)	This Statement is being filed by George Alvarez (“Reporting Person”).

(b)	The business address for the Reporting Person is 12526 High Bluff Drive, Suite 155, San Diego, California 92130.

(c)	The Reporting Person is the Chief Executive Officer of the Company.

(d)	During the past five years, the Reporting Person has not been convicted in a criminal proceeding.

(e)
During the past five years, the Reporting Person has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation of such laws.

(f)	The Reporting Person is a citizen of the United States of America.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

During the period August 22-26, 2008, the Reporting Person purchased 47,700 A Shares.  The price per share for the A Shares the Reporting Person purchased utilizing his own funds ranged from $2.24 to $1.90 per A Share.  On August 19, 2008, the Reporting Person was irrevocably appointed to be the proxy agent, with full power of substitution, and to vote all of the shares held by all 44 B Share shareholders at that time to vote all of their B Shares with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting.  Accordingly, the Reporting person was appointed to vote 66,909,089 proxies from the shareholders holding all of the B Shares at that time. There was no consideration paid for the proxies granted to the Reporting Person.

ITEM 4. PURPOSE OF TRANSACTION.

The purpose of the transaction for the A Shares was to purchase stock of the Company.  The purpose of the transaction for the B Shares was for the Reporting Person to receive voting power over 100% of the issued and outstanding B Shares at the time of the transaction.  The 44 shareholders of the 66,909,089 B Shares appointed the Reporting Person to act as their proxy agent to vote on all matters submitted to the shareholders of the Company and all consents to actions of the shareholders without a meeting.  For each B Share, each share has the right to cast 10 votes at any duly called meeting of the shareholders or any actions of shareholders taken pursuant to a written consent.  The proxies expire on May 31, 2023.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

(a)
The Reporting Person is the beneficial owner of 47,700 A Shares., representing less than one percent of A Shares.  The Reporting Person is the beneficial owner of 66,909,089 B Shares as a result of holding proxies to vote these shares by their dispositive owners.  This represents approximately 50% of the issued and outstanding B Shares, as reflected in the Company’s Form 10-K for the period ended December 31, 2010 filed with the United States Securities and Exchange Commission on April 15, 2011.

(b)	The Reporting Person has the sole power to vote and dispose of 47,700 A Shares and the sole power to vote 66,909,089 B Shares.

(c)	None.

(d)	Not applicable.

(e)	Not applicable.

ITEM 6.  CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

The Company has 44 record holders of B Shares.  All but Colin Tay irrevocably appointed George Alvarez to be their proxy agent, with full power of substitution, and to vote all of their B Shares with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting.  The names of the individuals and entities that provided proxies are:

151 Rodeo Corporation
Alvarez & Alvarez IRR Trust
Amelia Sugarman
Bertha Maria Henderson Barron
Bevan Cooney
Billy Crafton
Cuachira LLC     (Lorenza Alvarez Morphy)
Daniel D. White
Frank Daniel Somrack

David Somrack
Elizabeth Guber Sugarman
Elizabeth Sugarman SEP, IRA
Information Delivery Systems, Inc. (David A. Ruiz)
James King
Jason Sugarman Living Trust
Jeff Seabold
Justin Ferraro
Lausanne, LLC
Life Investments
Mark Sugarman
Mauricio Sanchez-Woodworth-Alvarez-Morphy
Michael E. Coleman
Maximilian Schwarz
Nancy L. Vogel
Next Generation Ventures, LLC
Nik Karas
Norman Krug
Oliver Schwarz
Portable Wealth Investment, LLC
Robert Romero
Robert Sackler
Ryan Stromsborg
Sara Abraham
Scott Zacky
Steven and Ainslie Sugarman Living Trust, Steven Sugarman and Ainslie Sugarman as Trustees
Sugarman Enterprises, Inc.
Sugarman Family Partners, LLP
Tim Matula
Westmoore Capital Group Series A, LLC
Westmoore Capital Group Series B, LLC
Westmoore Capital Group Series II, LLC
Westmoore Investment, L.P.
Westmoore Management, LLC
YYZ Holdings, LLC

The appointment continues to May 31, 2023.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

1.	Irrevocable Proxy from 151 Rodeo Corporation
2.	Irrevocable Proxy from Alvarez & Alvarez IRR Trust
3.	Irrevocable Proxy from Amelia Sugarman
4.	Irrevocable Proxy from Bertha Maria Henderson Barron
5.	Irrevocable Proxy from Billy Crafton

6.	Irrevocable Proxy from Cuachira LLC (Lorenza Alvarez Morphy)
7.	Irrevocable Proxy from Cuachira LLC
8.	Irrevocable Proxy from Daniel D. White
9.	Irrevocable Proxy from Frank Daniel Somrack
10.	Irrevocable Proxy from David Somrack
11.	Irrevocable Proxy from Elizabeth Guber Sugarman
12.	Irrevocable Proxy from Elizabeth Sugarman SEP, IRA
13.	Irrevocable Proxy from Information Delivery Systems, Inc. (David A. Ruiz)
14.	Irrevocable Proxy from Nancy L. Vogel
15.	Irrevocable Proxy from Jason Sugarman Living Trust
16.	Irrevocable Proxy from Jeff Seabold
17.	Irrevocable Proxy from Justin Ferraro
18.	Irrevocable Proxy from Lausanne, LLC
19.	Irrevocable Proxy from Mark Sugarman
20.	Irrevocable Proxy from Mauricio Sanchez-Woodworth-Alvarez-Morphy
21.	Irrevocable Proxy from Mauricio Sanchez-Woodworth-Alvarez-Morphy
22.	Irrevocable Proxy from Michael E. Coleman
23.	Irrevocable Proxy from Maximilian Schwarz
24.	Irrevocable Proxy from Next Generation Ventures, LLC
25.	Irrevocable Proxy from Nikolas Karas
26.	Irrevocable Proxy from Norman Krug
27.	Irrevocable Proxy from Oliver Schwarz
28.	Irrevocable Proxy from Portable Wealth Investment, LLC
29.	Irrevocable Proxy from Robert Romero
30.	Irrevocable Proxy from Robert Sackler
31.	Irrevocable Proxy from Ryan Stromsborg
32.	Irrevocable Proxy from Sara Abraham
33.	Irrevocable Proxy from Scott Zacky
34.	Irrevocable Proxy from Steven and Ainslie Sugarman Living Trust, Steven Sugarman and Ainslie Sugarman as Trustees and Sugarman Enterprises, Inc.
35.	Irrevocable Proxy from Sugarman Family Partners, LLP
36.	Irrevocable Proxy from Tim Matula
37.	Irrevocable Proxy from Westmoore Capital Group Series A, LLC
38.	Irrevocable Proxy from Westmoore Capital Group Series B, LLC
39.	Irrevocable Proxy from Westmoore Capital Group Series II, LLC
40.	Irrevocable Proxy from Westmoore Investment, L.P.
41.	Irrevocable Proxy from Westmoore Management, LLC
42.	Irrevocable Proxy from YYZ Holdings, LLC
43.	Irrevocable Proxy from Bevan Cooney
44.	Irrevocable Proxy from James King
45.	Irrevocable Proxy from Life Investments LLC

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  May 11, 2011

By: /s/ George Alvarez
George Alvarez

IRREVOCABLE PROXY

I, 151 Rodeo Corp, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholder at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May___, 2008.

/s/Jason Sugarman Co- Manager LLC

Shareholder

Jason Sugarman

Print Name

IRREVOCABLE PROXY

I,  Alvarez & Alvarez IRR Trust, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May___, 2008.

/s/ Mario Alvarez, Trustee

Shareholder

Mario Alvarez

Print Name

IRREVOCABLE PROXY

I,   Amelia Sugarman, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May___, 2008.

/s/Amelia Sugarman

Shareholder

Amelia Sugarman

Print Name

IRREVOCABLE PROXY

I, Maria Bertha Henderson Barron, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent.  I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May 28, 2008.

/s/Maria Bertha Henderson Barron

Shareholder

Maria Bertha Henderson Barron

Print Name

IRREVOCABLE PROXY

I, Billy Crafton, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent.  I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May___, 2008.

/s/ Billy Crafton

Shareholder

Billy Crafton

Print Name

IRREVOCABLE PROXY

I, Cuachira, LLC , a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May 31, 2008.

/s/Lorenza Alvarez Morphy

Shareholder

Cuachira LLC

Print Name

Sole Member

Title (if applicable

IRREVOCABLE PROXY

I, Cuachira LLC , a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent.  I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May___, 2008.

/s/ Oliver Schwarz

Shareholder

Oliver Schwarz

President and Manager Cuachira LLC

Print Name

IRREVOCABLE PROXY

I, Daniel  D. White, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent.  I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May 31, 2008.

/s/ Daniel D. White

Shareholder

Daniel D. White

Print Name

IRREVOCABLE PROXY

I, Frank Daniel Somrack, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent.  I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May 31, 2008.

/s/ Frank Daniel Somrack

Shareholder

Frank Daniel Somrack

Print Name

IRREVOCABLE PROXY

I, David J. Somrack, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May 28, 2008.

/s/ David J  Somrack

Shareholder

David J Somrack

Print Name

IRREVOCABLE PROXY

I, Elizabeth Gruber Sugarman, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May___, 2008.

/s/ Elizabeth Gruber Sugarman

Shareholder

Elizabeth Gruber Sugarman

Print Name

IRREVOCABLE PROXY

I, Elizabeth Gruber Sugarman, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May___, 2008.

/s/ Elizabeth Gruber Sugarman IRA

Shareholder

Elizabeth Gruber Sugarman

Print Name

IRREVOCABLE PROXY

I, David A. Ruiz , a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May 26, 2008.

/s/ David A. Ruiz

Shareholder

David A. Ruiz

Print Name

IRREVOCABLE PROXY

I, Nancy Vogel, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May 31, 2008.

/s/ Nancy L. Vogel

Shareholder

Nancy L. Vogel

Print Name

____________________________

Title (if applicable)

IRREVOCABLE PROXY

I, Jason Sugarman , a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May___, 2008.

/s/ Jason Sugarman

Jason Sugarman Living Trust

Shareholder

Jason Sugarman

Print Name

IRREVOCABLE PROXY

I, Jeff Seabold, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May___, 2008.

/s/ Jeff Seabold

Shareholder

Jeff Seabold

Print Name

IRREVOCABLE PROXY

I, Justin Ferrero, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May30, 2008.

/s/ Justin Ferrero

Shareholder

Justin Ferrero

Print Name

IRREVOCABLE PROXY

I, Lausanne, LLC, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May___, 2008.

/s/ Elizabeth Gruber

Shareholder Manager Lausanne LLC

Elizabeth Gruber

Print Name

IRREVOCABLE PROXY

I, Mike Coleman, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May 31, 2008.

/s/ Mike Coleman

Shareholder

Mike Coleman

Print Name

IRREVOCABLE PROXY

I, Mark Sugarman, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May 27, 2008.

/s/ Mark Sugarman

Shareholder

Mark Sugarman

Print Name

IRREVOCABLE PROXY

I, Mauricio Sanchez Woodworth Alvarez Morphy, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May 31, 2008.

/s/ Mauricio Sanchez Woodworth Alvarez Morphy

Shareholder

Mauricio Sanchez Woodworth Alvarez Morphy

Print Name

IRREVOCABLE PROXY

I, Mauricio Sanchez Woodworth Alvarez Morphy, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set for in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May 29, 2008.

/s/ Mauricio Sanchez Woodworth Alvarez Morphy

Shareholder

Mauricio Sanchez Woodworth Alvarez Morphy

Print Name

IRREVOCABLE PROXY

I, Maximilian Schwarz, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May 25, 2008.

/s/ Maximilian Schwarz

Shareholder

Maximilian Schwarz

Print Name

IRREVOCABLE PROXY

I, Next Generation Ventures, LLC, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent.  I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May___, 2008.

/s/ Next Generation Ventures, LLC

Shareholder

___________________________

Print Name

IRREVOCABLE PROXY

I, Nikolas Karas, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May___, 2008.

/s/ Nikolas Karas

Shareholder

Nikolas Karas

Print Name

IRREVOCABLE PROXY

I, Norman I Krug, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May___, 2008.

/s/ Norman Krug

Shareholder

Norman Krug

Print Name

IRREVOCABLE PROXY

I, Oliver Schwarz, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May 31, 2008.

/s/ Oliver Schwarz

Shareholder

Oliver Schwarz

Print Name

IRREVOCABLE PROXY

I, Portable Wealth Investment LLC, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May 31, 2008.

/s/ YakovShlimovich

Shareholder

YakovShlimovich

Print Name

CEO

Title (if applicable)

IRREVOCABLE PROXY

I, Robert Romero, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May 31, 2008.

/s/ Robert Romero

Shareholder

Robert Romero

Print Name

IRREVOCABLE PROXY

I, Robert Sackler, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May___, 2008.

/s/ Robert Sackler

Shareholder

Robert Sackler

Print Name

IRREVOCABLE PROXY

I, Ryan Stromsborg, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May___, 2008.

/s/ Ryan Stromsborg

Shareholder

Ryan Stromsborg

Print Name

IRREVOCABLE PROXY

I, Sara Marvin Abraham, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May___, 2008.

/s/ Sara Marvin Abraham

Shareholder

Sara Marvin Abraham

Print Name

IRREVOCABLE PROXY

I, Scott Zacky, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May___, 2008.

/s/ Scott Zacky

Shareholder

Scott Zacky

Print Name

IRREVOCABLE PROXY

I, Steven Sugarman, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May 27, 2008.

/s/ Steven Sugarman

Shareholder

Steven Sugarman

Print Name

On Behalf of:

Sugarman Enterprises, Inc.

&

Steven and Ainslie Sugarman Living Trust

IRREVOCABLE PROXY

Sugarman Family Partners, LLP, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May 31, 2008.

/s/ Michael Sugarman

Shareholder

Michael Sugarman

Print Name

General Partners of Sugarman Family Partners

Title (if applicable)

IRREVOCABLE PROXY

I, Tim Matula, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May 31, 2008.

/s/ Tim Matula

Shareholder

Tim Matula

Print Name

_____________________________

Title (if applicable)

IRREVOCABLE PROXY

I, Westmoore Capital Group Series A, LLC, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May___, 2008.

/s/ Matthew Jennings

Shareholder

Matthew Jennings

Print Name

IRREVOCABLE PROXY

I, Westmoore Capital Group Series B, LLC, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent.  I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May___, 2008.

/s/ Matthew Jennings

Shareholder

Matthew Jennings

Print Name

IRREVOCABLE PROXY

I, Westmoore Capital Group Series II, LLC, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May___, 2008.

/s/ Matthew Jennings

Shareholder

Matthew Jennings

Print Name

IRREVOCABLE PROXY

I, Westmoore Investment, L.P a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholder at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May___, 2008.

/s/ Matthew Jennings

Shareholder

Matthew Jennings

Print Name

IRREVOCABLE PROXY

I, Westmoore Management, LLC, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May___, 2008.

/s/ Westmoore Management, LLC

Shareholder

___________________________

Print Name

IRREVOCABLE PROXY

I, YYZ Holdings, LLC, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May___, 2008.

/s/ Shawn Crawford

Shareholder

Shawn Crawford

Print Name

IRREVOCABLE PROXY

I, Bevan Cooney, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent.  I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May 28, 2008.

/s/ Bevan Cooney

Shareholder

Bevan Cooney

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IRREVOCABLE PROXY

I, James King, a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of my shares of Series B common stock in the Corporation with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, my proxy shall have all of the power that I would possess with respect to the voting my shares and granting my consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

I hereby revoke all proxies previously given by me with respect to all my shares of common stock in the Corporation.

I hereby waive my right to cancel this Irrevocable Proxy at any time during the time period described herein. I hereby acknowledge that this Irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May 28, 2008.

/s/ James King

Shareholder

James King

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IRREVOCABLE PROXY

I, as Agent, of Life Investments LLC, a limited liability company organized under the laws of the State of Nevada (the “Owner”), which is a shareholder of China Tel Group, Inc., a Nevada corporation (“Corporation”), do hereby irrevocably appoint George Alvarez, to be my proxy agent, with full power of substitution, and to vote all of the Owner’s shares of Series B common stock in the Corporation (the “Series B Shares”) with respect to all matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until May 31, 2023, and during said period, the Owner’s proxy shall have all of the power that the Owner would possess with respect to the voting the Series B Shares and granting the Owner’s consent. I hereby ratify and confirm all acts that my proxy shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

The Owner hereby revokes all proxies previously given by me with respect to the Series B Shares.

The Owner hereby waivesits right to cancel this Irrevocable Proxy at any time during the time period described herein. The Owner hereby acknowledges that this irrevocable proxy is coupled with an interest.

IN WITNESS WHEREOF, I have executed this proxy on May 25 2008.

/s/ Meghann Mc Ewroe

Shareholder

Meghann Mc Ewroe

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